Exhibit 99.10

ISSN 1718-8377

Volume 6, number 5	December 16, 2011
AS AT SEPTEMBER 30, 2011

Highlights for September 2011

❑	Budgetary revenue in September amounts to $5.6 billion, up $267 million compared to last year. Own-source revenue amounts to $4.3 billion while federal transfers stand at $1.3 billion.

❑	Program spending amounts to $4.6 billion, down $83 million compared to last year.

❑	Debt service stands at $601 million, up $36 million compared to September 2010.

❑	A surplus of $464 million was achieved in September 2011, compared with $153 million in September of last year.

❑	Taking the $58 million deposited in the Generations Fund into account, the monthly budgetary balance within the meaning of the Balanced Budget Act shows a surplus of $406 million.

On the basis of the cumulative results as at September 30, 2011, the budget deficit, within the meaning of the Balanced Budget Act, amounts to $506 million. As forecast in the Update on Québec’s Economic and Financial Situation of last October 25, the 2011-2012 budget deficit within the meaning of the Balanced Budget Act should amount to $3.8 billion.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(millions of dollars)	(Unaudited data)

					Update on Québec’s
					Economic and
	September		April to September		Financial Situation
						Forecast Growth
	2010[1]	2011	2010-2011[1]	2011-2012	2011-2012%
BUDGETARY REVENUE
Own-source revenue	4 069	4 321	22 707	24 646	50 257	6.4
Federal transfers	1 271	1 286	7 601	7 518	15 147	- 1.8
Total	5 340	5 607	30 308	32 164	65 404	4.4
BUDGETARY EXPENDITURE
Program spending	- 4 714	- 4 631	- 28 660	- 29 414	- 61 284	1.9
Debt service	- 565	- 601	- 3 415	- 3 685	- 7 723	10.6
Total	- 5 279	- 5 232	- 32 075	- 33 099	- 69 007	2.8
CONSOLIDATED ENTITIES[2]
Non-budget-funded bodies and special funds	72	45	830	465	150	—
Health and social services and education networks	- 17	- 14	- 100	- 36	53	—
Generations Fund	37	58	307	354	929	—
Total	92	89	1 037	783	1 132	—
Contingency reserve	—	—	—	—	- 400	—
SURPLUS (DEFICIT)	153	464	- 730	- 152	- 2 871	—
BALANCED BUDGET ACT
Generations Fund	- 37	- 58	- 307	- 354	- 929	—
BUDGETARY BALANCE WITHIN THE MEANING OF THE BALANCED BUDGET ACT	116	406	- 1 037	- 506	- 3 800	—

1

For comparison purposes, the figures for 2010-2011 have been adjusted to reflect the reclassification of the expenditure for doubtful accounts as a charge against tax revenues and those attributable to the creation of special funds since the tabling of the March 2010 budget, in particular the Land Transportation Network Fund (FORT) and the Tax Administration Fund (FRAF).

2	The details of these revenues and expenditures are shown on page 5 of this report.

Cumulative results as at September 30, 2011

Budgetary balance

❑	For the period from April to September 2011, the budgetary balance within the meaning of the Balanced Budget Act shows a deficit of $506 million.

Budgetary revenue

❑	As at September 30, 2011, budgetary revenue amounts to $32.2 billion, $1.9 billion more than as at September 30, 2010.

	—	Own-source revenue stands at $24.7 billion, $1.9 billion more than last year.

	—	Federal transfers amount to $7.5 billion, down $83 million compared to September 30, 2010.

Budgetary expenditure

❑	Since the beginning of the fiscal year, budgetary expenditure amounts to $33.1 billion, an increase of $1 billion, or 3.2%, compared to last year.

—

For the first six months of the fiscal year, program spending rose by $754 million, or 2.6%, and stands at $29.4 billion. The increase forecast for 2011-2012 in the Update on Québec’s Economic and Financial Situation of last October 25 is 1.9%.

		–	The most significant changes are in the, Education and Culture ($388 million), Health and Social Services ($318 million) and Economy and Environment (-$257 million) missions.

–

Program spending is made more quickly in 2011-2012 because of the allocation details of certain grants, notably for the health and social services and the education networks. Moreover, measures are being taken to comply with the spending growth objective.

	—	Debt service stands at $3.7 billion, an increase of $270 million or 7.9% compared to last year.

Consolidated entities

❑	As at September 30, 2011, the net results of consolidated entities show a surplus of $783 million. These results include:

	—	a surplus of $465 million for non-budget-funded bodies and special funds;

	—	a $36-million deficit for the health and social services and the education networks;

	—	revenue dedicated to the Generations Fund of $354 million.

Net financial requirements

❑

As at September 30, 2011, consolidated net financial requirements stand at $4.8 billion, an increase of $221 million compared to last year. The financial requirements reflect the current budget deficit as well as the variation, from one year to the next, in receipts and disbursements made in the course of the government’s operations.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(millions of dollars)	(Unaudited data)

	September			April to September
	2010[1]	2011	Change	2010-2011[1]	2011-2012	Change
BUDGETARY REVENUE
Own-source revenue	4 069	4 321	252	22 707	24 646	1 939
Federal transfers	1 271	1 286	15	7 601	7 518	- 83
Total	5 340	5 607	267	30 308	32 164	1 856
BUDGETARY EXPENDITURE
Program spending	- 4 714	- 4 631	83	- 28 660	- 29 414	- 754
Debt service	- 565	- 601	- 36	- 3 415	- 3 685	- 270
Total	- 5 279	- 5 232	47	- 32 075	- 33 099	- 1 024
CONSOLIDATED ENTITIES[2]
Non-budget-funded bodies and special funds	72	45	- 27	830	465	- 365
Health and social services and education networks	- 17	- 14	3	- 100	- 36	64
Generations Fund	37	58	21	307	354	47
Total	92	89	- 3	1 037	783	- 254
SURPLUS (DEFICIT)	153	464	311	- 730	- 152	578
Consolidated non-budgetary requirements	- 93	- 475	- 382	- 3 838	- 4 637	- 799
CONSOLIDATED NET FINANCIAL REQUIREMENTS	60	- 11	- 71	- 4 568	- 4 789	- 221

1

For comparison purposes, the figures for 2010-2011 have been adjusted to reflect the reclassification of the expenditure for doubtful accounts as a charge against tax revenues and those attributable to the creation of special funds since the tabling of the March 2010 budget, in particular the Land Transportation Network Fund (FORT) and the Tax Administration Fund (FRAF).

2	The details of these revenues and expenditures are shown on page 5 of this report.

CONSOLIDATED REVENUE FUND REVENUE
(millions of dollars)	(Unaudited data)

	September			April to September
			Change			Change
Revenue by source	2010[1]	2011	%	2010-2011[1]	2011-2012%
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	2 075	1 979	- 4.6	9 147	9 497	3.8
Contributions to Health Services Fund	529	553	4.5	2 869	2 989	4.2
Corporate taxes	98	212	116.3	1 512	1 755	16.1
Consumption taxes	1 131	1 129	- 0.2	6 478	7 333	13.2
Others sources	56	167	198.2	887	1 011	14.0
Total own-source revenue excluding government enterprises	3 889	4 040	3.9	20 893	22 585	8.1
Revenue from government enterprises	180	281	56.1	1 814	2 061	13.6
Total own-source revenue	4 069	4 321	6.2	22 707	24 646	8.5
Federal transfers
Equalization	713	651	- 8.7	4 276	3 907	- 8.6
Protection payment	—	30	—	—	184	—
Health transfers	355	378	6.5	2 132	2 265	6.2
Transfers for post-secondary education and other social programs	119	123	3.4	716	737	2.9
Other programs	84	104	23.8	477	425	- 10.9
Total federal transfers	1 271	1 286	1.2	7 601	7 518	- 1.1
BUDGETARY REVENUE	5 340	5 607	5.0	30 308	32 164	6.1

1

For comparison purposes, the figures for 2010-2011 have been adjusted to reflect the reclassification of the expenditure for doubtful accounts as a charge against tax revenues and those attributable to the creation of special funds since the tabling of the March 2010 budget, in particular the Land Transportation Network Fund (FORT) and the Tax Administration Fund (FRAF).

CONSOLIDATED REVENUE FUND EXPENDITURE
(millions of dollars)	(Unaudited data)

	September			April to September
			Change			Change
Expenditures by mission	2010[1]	2011	%	2010-2011[1]	2011-2012%
Program spending
Health and Social Services	2 148	2 016	- 6.1	13 862	14 180	2.3
Education and Culture	1 456	1 398	- 4.0	7 156	7 544	5.4
Economy and Environment	354	408	15.3	2 976	2 719	- 8.6
Support for Individuals and Families	471	502	6.6	2 894	3 038	5.0
Administration and Justice	285	307	7.7	1 772	1 933	9.1
Total program spending	4 714	4 631	- 1.8	28 660	29 414	2.6
Debt service	565	601	6.4	3 415	3 685	7.9
BUDGETARY EXPENDITURE	5 279	5 232	- 0.9	32 075	33 099	3.2

1

For comparison purposes, the figures for 2010-2011 have been adjusted to reflect the reclassification of the expenditure for doubtful accounts as a charge against tax revenues and those attributable to the creation of special funds since the tabling of the March 2010 budget, in particular the Land Transportation Network Fund (FORT) and the Tax Administration Fund (FRAF).

DETAILED INFORMATION ON THE TRANSACTIONS OF CONSOLIDATED ENTITIES
(millions of dollars)	(Unaudited data)

	September
	Special funds	Non-budget- funded bodies	Health and education networks		Generations Fund	Specified purpose accounts	Total	Consolidation adjustments		Total
REVENUE	1 064	1 391	—		58	39	2 552	- 1 715		837
EXPENDITURE
Expenditure	- 855	- 1 317	- 14	[1]	—	- 39	- 2 225	1 648	[2]	- 577
Debt service	- 130	- 108	—		—	—	- 238	67		- 171
TOTAL	- 985	- 1 425	- 14		—	- 39	- 2 463	1 715		- 748
RESULTS	79	- 34	- 14		58	—	89	—		89

	April to September
	Special funds	Non-budget- funded bodies	Health and education networks		Generations Fund	Specified purpose accounts	Total	Consolidation adjustments		Total
REVENUE	5 979	9 046	—		354	593	15 972	- 10 538		5 434
EXPENDITURE
Expenditure	- 4 776	- 8 306	- 36	[1]	—	- 593	- 13 711	10 086	[2]	- 3 625
Debt service	- 838	- 640	—		—	—	- 1 478	452		- 1 026
TOTAL	- 5 614	- 8 946	- 36		—	- 593	- 15 189	10 538		- 4 651
RESULTS	365	100	- 36		354	—	783	—		783

1	The results of the networks are presented according to the modified equity accounting method.
2	Consolidation adjustments include the elimination of program spending of the Consolidated Revenue Fund.

For more information, contact the Direction des communications of the ministère des Finances du Québec at 418 528-9323.

The report is also available on the ministère des Finances du Québec website: www.finances.gouv.qc.ca.